Exhibit 10.1

First Amendment to the Callon Petroleum Company 2011 Omnibus Incentive Plan

WHEREAS, Callon Petroleum Company (the “Company”) maintains the Callon Petroleum Company 2011 Omnibus Incentive Plan (the “Plan”); and

WHEREAS, the Company reserved the right to amend the Plan in Article 21 thereof, and now desires to amend the Plan;

NOW, THEREFORE,  subject to approval of the Company’s stockholders as set out below, the Plan is hereby amended, effective as of May 14, 2015, as follows:

1. Section 2.26 is hereby amended, in its entirety, to read as follows:

2.26 “Extraordinary Items” means (a) extraordinary, unusual and/or nonrecurring items of gain or loss; (b) gains or losses on the disposition of a business; (c) changes in tax or accounting regulations or laws; or (d) the effect of a merger or acquisition, all of which must be identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company's annual report, pursuant to the then-current standards established by the U.S. Financial Accounting Standards Board.

2.  Section 4.1 is hereby amended, in its entirety, to read as follows:

4.1Number of Shares Authorized and Available for Awards.  Subject to adjustment as provided under the Plan, the total number of Shares constituting the Share Pool which is available for Awards under the Plan shall be equal to the sum of (a) Four Million Three Hundred Thousand (4,300,000) Shares, (b) any and all Shares that are available for awards under the Prior Plans as of the Effective Date that are not reserved for outstanding awards that were granted under the Prior Plans before the Effective Date, and (c) any and all Shares that may become available for awards under the Prior Plans on or after the Effective Date that were reserved for outstanding awards that were granted under the Prior Plans before the Effective Date, as provided in Section 4.2(b).

Any of the authorized Shares may be used for any type of Award under the Plan, and any or all of the available Shares may be allocated to Incentive Stock Options.

3. Section 4.2 is hereby amended, in its entirety, to read as follows:

4.2Calculation of Share Usage for Share Pool.  The Committee shall determine the number of Shares constituting the Share Pool that is available for grants of Awards under the Plan, subject to the following:

(a) Any Shares related to an Award granted under the Plan that (1) terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares, (2) are settled in cash in lieu of Shares, or (3) are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall again be available immediately for grants under this Plan.  Any Shares tendered or withheld in order to satisfy tax withholding obligations associated with the settlement of an Award (except with respect to an Option or SAR Award), shall again become available for grants under this Plan.

(b)Any Shares related to an Award previously granted under any Prior Plan prior to the Effective Date that, on or after the Effective Date, (1) terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares, are settled in cash in lieu of Shares, or (2) are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall again be available for grants under this Plan.  Any Shares tendered or withheld in order to satisfy tax withholding obligations associated with the settlement of an

Award (except with respect to an Option or SAR Award), shall again become available for grants under this Plan.

4. The third from last paragraph of Section 14.2 is hereby amended, and the prior provisions that were in such paragraph have been deleted, such that Section 14.2 shall read, in its entirety, as follows:

The terms of the stated Performance Measures for each applicable Award, whether for a Performance Period of one (1) year or multiple years, must preclude the Committee's discretion to increase the amount payable to any Participant that would otherwise be due upon attainment of the Performance Measures, but may permit the Committee to reduce the amount otherwise payable to the Participant in the Committee's discretion.

5.  Article 17, Effect of a Change in Control, is hereby amended by the addition of the following new Section 17(d), which reads as follows:

(d)In the event of a Change in Control, accelerated vesting or accelerated payment of an Award shall occur only in the event of a “double-trigger”, i.e., there is separation from service of the Participant within a designated time period following the Change in Control as set out in the Award Agreement for such Participant.

Except as amended hereby, the Plan shall continue in full force and effect and the Plan and this First Amendment shall be read, taken and construed as one and the same instrument.

Executed effective for all purposes as provided above; provided, however, if this First Amendment is not approved by the stockholders of the Company at the 2015 Annual Meeting of Stockholders, this First Amendment shall not become effective.

Callon Petroleum Company

By: /s/ Fred L. Callon

Name: Fred L. Callon

Title: Chairman, President, and Chief Executive Officer